Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our reports dated November 11, 2025, with respect to the financial statements of RealSource Properties, Inc., RealSource Properties Advisor, LLC and RS Properties Management, LLC and the consolidated financial statements of RealSource Properties OP, LP and RealSource Management, LLC, as of and for the year ended December 31, 2024, included in the Current Report on Form 8-K/A of Cottonwood Communities, Inc. filed on March 6, 2026. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement of Cottonwood Communities, Inc. on Form S-8 (File No. 333-263982).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 6, 2026